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                                                                   Exhibit 99(a)

NEWS RELEASE                                          Cleveland-Cliffs Inc
                                                      1100 Superior Avenue
                                                      Cleveland, Ohio 44114-2589



              CLEVELAND-CLIFFS ANNOUNCES SENIOR MANAGEMENT CHANGES


         Cleveland-Cliffs Inc today announced that the Company's Board of Directors has taken the following actions to be effective January 1, 2000:

         - John S. Brinzo, presently President and Chief Executive Officer, has been elected Chairman of the Board and Chief Executive Officer.

         - Thomas J. O'Neil, presently Executive Vice President-Operations, has been elected President and Chief Operating Officer.

         - Edward C. Dowling, Jr., Senior Vice President-Operations, has been given responsibility for the Company's partnership mines operations.

         Mr. Brinzo, who was elected President and Chief Executive Officer on November 10, 1997, replaces John C. Morley as Chairman of the Board. Mr. Morley, who has served on the Company's Board since July 11, 1995, and as Non-Executive Chairman of the Board since November 10, 1997, will continue as a Board member and Chairman of the Compensation and Organization Committee.

         Mr. Brinzo, 57, began his Cliffs' career in 1969, rising to Executive Vice President-Finance and Planning prior to his election as President in 1997. He is a 1964 graduate of Kent State University and a 1968 graduate of Case Western Reserve University's Weatherhead School of Business.

         Mr. O'Neil assumes responsibility for all North American iron ore mining operations, managed by the Company, which collectively employ 5800 people in Canada and the United States, and produce 42 million tons of iron ore pellets annually, accounting for approximately 50 percent of the North American iron ore supply. He will also be responsible for human resources, information technology, labor relations, public affairs, research and engineering, purchasing, safety and environmental affairs.

         Mr. O'Neil, 59, joined the Company in 1991 as Senior Vice President-Technical, responsible for research, engineering and geology. He was promoted to his current position in 1995, where he was responsible for the Company's partnership mine operations. Mr. O'Neil holds bachelor, masters, and doctorate degrees from Lehigh University, Pennsylvania State University, and the University of Arizona, respectively. Prior to joining Cliffs, he was Vice President-Engineering and Development of Cyprus Amax Minerals Company, where he also had held key operating and development positions. He has had significant academic assignments, including head of the department of mining and geological engineering at the University of Arizona. Mr. O'Neil is a member of the National Academy of Engineering and serves on the Board of Hecla Mining Company.

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         Mr. Dowling assumes operating responsibility for the Company's five managed partnership mines in North America, including liaison responsibility with the seven steel companies who own the majority of the mining interests.

         Mr. Dowling, 44, joined Cliffs in 1998 as Senior Vice President with principal responsibility for leading Cliffs' continuous improvement program and research and engineering functions. Prior to joining the Company, he was Senior Vice President and Director-Process Management and Engineering for Cyprus Amax Mineral Company, where he also held key operating positions. Prior to joining Cyprus Amax, he was General Superintendent of the Chino Division of Phelps Dodge Corporation. Mr. Dowling holds bachelor, masters, and doctorate degrees in mining engineering and mineral processing from the Pennsylvania State University, where he was elected a Centennial Fellow in 1996. Dowling is a member of the National Materials Advisory Board and Executive Board of the Society for Mining, Metallurgy and Exploration, Inc.

         Mr. Brinzo, chairman and chief executive officer elect, said, "Promotion of these exceptional executives is consistent with our objective of nurturing our core iron mining business and leading organizational change to achieve our aggressive improvement objectives."

         The Company's important iron ore marketing, business development and its reduced iron business will continue to be lead by William R. Calfee, Executive Vice President-Commercial, who reports to John Brinzo.

                                     * * * *

         Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.

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